Exhibit 99.1

NEWS RELEASE

Contact:

Steven J. Murphy

Vice President, Finance

650-802-0400

smurphy@natus.com

NATUS MEDICAL ANNOUNCES PROFITABLE 2003 FOURTH QUARTER

Company Projects Profitability for 2004

SAN CARLOS, Calif. (February 26, 2004)—Natus Medical Incorporated (Nasdaq NM: BABY) today announced financial results for the three months and year ended December 31, 2003.

Natus announced that it was profitable for the fourth quarter of 2003. The Company reported record quarterly revenue for the three months ended December 31, 2003 of $9.9 million, an increase of 29%, compared with revenue of $7.7 million for the fourth quarter of 2002. Incremental revenue from the Neometrics product lines, which were obtained through the acquisition of the assets of Neometrics, Inc. in July 2003, and increased sales of Natus’ preexisting product lines contributed approximately equally to the increase.

Revenue from supplies and services increased 24% to $6.1 million for the three months ended December 31, 2003, compared with $4.9 million for the fourth quarter of 2002. The increase was primarily attributable to incremental revenue from the Neometrics’ product lines as well as increased sales of ALGO® supplies. Revenue from devices and systems increased 40% to $3.7 million for the three months ended December 31, 2003, compared with $2.7 million for the fourth quarter of 2002. The increase was primarily attributable to incremental revenue from the Neometrics’ product lines, increased ALGO Newborn Hearing Screening device sales in international markets, and increased sales, both domestic and international, of the company’s neoBLUE™ phototherapy light, which was introduced in the fourth quarter of 2002.

Revenue from U.S. operations increased by 27% to $7.6 million for the three months ended December 31, 2003, compared with $5.9 million for the fourth quarter of 2002. Revenue from international operations increased to $2.4 million for the three months ended December 31, 2003, an increase of 35% from $1.7 million for the fourth quarter of 2002.

Gross margin was 56.2% for the three months ended December 31, 2003, compared with 48.6% for the fourth quarter of 2002. The 2002 fourth quarter gross margin reflected a write-down of excess inventory on hand of $450,000, primarily related to the CO-Stat® End Tidal Breath Analyzer, offset by a decrease of $231,000 in the warranty reserve. Excluding those items, fourth quarter 2002 gross margin would have been 51.5%. For the three months ended December 31, 2003, total operating expenses decreased by $637,000 to $5.3 million, compared with $6.0 million for the fourth quarter of 2002. The Company reported net income available to common stockholders for the fourth quarter of 2003 of $338,000, or $0.02 per fully diluted share, compared with a net loss available to common stockholders of $2.1 million, or $0.13 per share, for the fourth quarter of 2002.

For the year ended December 31, 2003, Natus reported record revenue of $31.6 million, an increase of 17%, from $27.0 million for the year ended December 31, 2002. For the year ended December 31, 2003, the Company reported a net loss available to common stockholders of $2.7 million, or $0.17 per share, compared with a net loss available to common stockholders of $7.5 million, or $0.46 per share, for the year ended December 31, 2002.

As of December 31, 2003, the Company reported cash, cash equivalents and short-term investments of $37.6 million, stockholders’ equity of $52.6 million and working capital of $44.7 million. The Company’s cash position at December 31, 2003 reflected the impact of the acquisition of the assets of Neometrics, Inc.

“We are extremely pleased to report record quarterly revenue and our first profitable quarter since our public offering in July 2001,” said Tim Johnson, president and chief executive officer of Natus. “We recorded revenue increases across the board during the fourth quarter as sales grew from domestic and international operations, as well as from both our ‘supplies and services’ and ‘devices and systems’ reporting lines. Gross margins have improved over last year, both for the quarter and year to date, and we reduced 2003 fourth quarter operating expenses by $637,000 compared with the 2002 fourth quarter. The reduction in operating expenses is even more impressive, as we have now absorbed the costs associated with operating Neometrics.”

Natus also announced that James Bochnowski, a director of the Company, has resigned for personal reasons. Mr. Bochnowski, who has served on the board of directors since 1991, is a partner in Delphi Ventures, one of the original venture capital investors in Natus. The Company will seek an independent director to fill the vacancy caused by Mr. Bochnowski’s resignation.

Natus also announced financial guidance for 2004. Excluding costs associated with the transition of the company’s CEO, which have not yet been determined, the company expects to report a net loss of $0.05 to $0.07 per share for the first half of the year, and net income of $0.01 to $0.03 per fully diluted share for the full year, based on the company achieving revenue growth of 12% to 14%.

Natus has scheduled an investor conference call to discuss this announcement beginning at 4:30 p.m. Eastern Time today. Individuals interested in listening to the conference call may do so by dialing (888) 802-5257 for domestic callers, or (706) 634-0175 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering pass code 5559962. The live conference call will also be available via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical

Natus Medical Incorporated develops, manufactures and markets proprietary, easy-to-use medical products that assist in the detection, treatment, monitoring and tracking of common disorders in newborns. Headquartered in San Carlos, California, the Company has operations in New York, Oregon, the United Kingdom, and Japan.

Natus’ product lines include: ALGO® Newborn Hearing Screeners, MiniMuffs® Neonatal Noise Attenuators, neoBLUE™ LED Phototherapy device; Biliband™ Eye Protectors; Oxydome™, Oxypod®, Oxy-Igloo®, and Foldadome™ oxygen hoods; Igloo® neonatal heatshield; Neometrics™ software products: MSDS™ Metabolic Screening Database System, CMS™ Case Management System, WebEBP™ Web Based Electronic Birth Page, VRS™ Voice Response System, and the Neometrics diagnostic reagent products: Accuwell™ TSH ELISA and Accuwell T4 EIA.

Natus markets and sells its products directly in the U.S. Natus products are currently marketed and sold in 32 other countries outside of the U.S.

As a result of the acquisition of Neometrics on July 2, 2003, and the resultant incremental increase in revenue in the quarter ended December 31, 2003, comparison with revenue in the same period in 2002 may not be meaningful.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions, and strategies of Natus. These forward looking statements include, but are not limited to, our belief that we will continue to benefit from cost-reduction initiatives taken during 2002 and 2003, and our outlook for revenue growth, profitability, and earnings or loss per share for 2004. These statements relate to future events or Natus’ future financial performance or results and involve known and unknown risks, uncertainties and other factors that may cause Natus’ actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. The actual operating results could differ materially due to a number of factors, including the continued growth of demand (or absence of continued growth of demand) for newborn hearing screening equipment, acceptance of Natus’ existing products, the successful development, introduction and widespread market acceptance of Natus’ new products, dependence on our ALGO and Neometrics products for substantially all of our revenue, the successful addition of products to Natus’ established distribution channel, domestic and global economic conditions, competition from other companies, the failure of states or foreign countries to adopt mandates or guidelines requiring screening for the disorders for which Natus’ products screen, the failure of third party payors to provide adequate reimbursement for the use of Natus’ products, adverse changes in Natus’ relationships with its suppliers, reduced revenue as a result of discounts given to organizations representing several end customers for Natus’ products, failure to obtain necessary regulatory clearances or approvals, adverse changes in Natus’ relationships with its distributors, difficulty integrating acquired businesses into our business, performance of newly acquired products and technologies, difficulty and increased expenses relating to foreign operations and product liability and intellectual property disputes or litigation. Natus disclaims any obligation to update information contained in any forward-looking statement.

For additional information and considerations regarding the risks faced by Natus, see Natus’ reports on Forms 10-Q and 10-K filed and to be filed with the Securities and Exchange Commission.

natus®; 70/40®; ALGO®; AABR®; ALGO 1e®; ALGO-1 Plus®; ALGO 2®; ALGO DataBook®; Dri-Prep®; Ear Couplers®; Jelly Button®; Flexicoupler®; Jelly Tab™; MiniMuffs®; neoBLUE™; Neometrics™; Accuwell™; Accuscreen™; CEM™; CMS™; Neocoat™; MSDS™; VRS™; and WebEBP™ are Natus trademarks; Biliband™ Eye Protectors; Oxydome™, Oxypod®, Oxy-Igloo®, and Foldadome™ oxygen hoods; Igloo® neonatal heatshield are licensed to Natus Medical by Nascor Pty. Ltd.

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NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31, 2003	December 31, 2002

ASSETS
Current assets:
Cash and equivalents	$9,435	$17,768
Short-term investments	28,200	27,150
Accounts receivable, net of allowance for doubtful accounts of $395 in 2003 and $250 in 2002	5,682	5,395
Inventories	5,263	4,560
Prepaid expenses and other current assets	528	663
Total current assets	49,108	55,536

Property and equipment, net	2,668	2,247
Long-term investment	341	334
Deposits and other assets	4,903	1,223
Total assets	$57,020	$59,340

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$1,659	$1,788
Accrued liabilities	2,229	2,460
Deferred revenues	500	405
Total liabilities	4,388	4,653

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $0.001 par value, 120,000,000 shares authorized; shares issued and outstanding: 16,511,874 in 2003 and 16,267,700 in 2002	87,038	86,593
Deferred stock compensation	(33)	(219)
Accumulated deficit	(34,495)	(31,751)
Accumulated other comprehensive income	122	64
Total stockholders’ equity	52,632	54,687

Total liabilities and stockholders’ equity	$57,020	$59,340

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002

Revenue	$9,919	$7,686	$31,602	$27,013
Cost of revenue	4,343	3,948	13,247	12,270
Gross margin	5,576	3,738	18,355	14,743

Operating expenses:
Marketing and selling	3,119	3,291	12,775	13,728
Research and development	996	1,171	3,843	4,765
General and administrative	1,226	1,516	5,073	5,036
Total operating expenses	5,341	5,978	21,691	23,529

Income/(loss) from operations	235	(2,240)	(3,336)	(8,786)

Other income/(expense):
Interest income	197	187	559	902
Interest expense	(6)	(3)	(16)	(10)
Other income, net	(86)	(52)	53	404
Total other income/(expense)	105	132	596	1,296

Income/(loss) before provision for income tax	340	(2,108)	(2,740)	(7,490)

Provision for income tax	(2)	38	(4)	38

Net income/(loss) available to common stockholders	$338	$(2,070)	$(2,744)	$(7,452)

Basic and diluted net income/(loss) per share	$0.02	$(0.13)	$(0.17)	$(0.46)

Weighted average shares used in the calculation of net income/(loss) per share:
Basic	16,462	16,127	16,411	16,056
Fully Diluted	16,882	16,127	16,411	16,056